EXHIBIT 11

Endo Pharmaceuticals Holdings Inc.
Statement Regarding Computation of Per Share Earnings

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                                      Three Months Ended       Nine Months Ended
                                        September 30,            September 30,
                                      ------------------       -----------------

                                      2000          1999        2000        1999
                                      ----          ----        ----        ----

Numerator:
Net income (loss) available to
common stockholders                 $(136,548)  $       95  $  (153,534) $    (3,622)

Denominator:
For basic per share data -
weighted average shares            85,847,875   71,333,558   76,202,417   71,334,717

Effect of dilutive stock options           -           -           -            -

For diluted per share data         85,847,875   71,333,558   76,202,417   71,334,717

Basic earnings (loss) per share        $(1.59)       $(.00)      $(2.01)       $(.05)

Diluted earnings (loss) per share      $(1.59)       $(.00)      $(2.01)       $(.05)
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